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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 16th day of September, 1999, by and among G-Link Corporation, a Tennessee corporation (the "Company"), and Richardson M. Roberts (the "Executive").

        WHEREAS, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement in order to induce Executive to serve as the Chief Executive Officer and President of the Company; and

        WHEREAS, Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

        1. Employment and Term of Employment. The Company hereby agrees to employ the Executive as its Chief Executive Officer and President, and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, for the period commencing as of the date set forth above and continuing for three years thereafter (the "Initial Term"), unless sooner terminated as hereinafter set forth. This Agreement will be renewed automatically on each anniversary of the date hereof for additional one year terms (the "Renewal Term(s)" and, together with the Initial Term, the "Employment Period"), unless the Company or the Executive gives written notice to the other at least 30 days prior to any such anniversary of its decision not to renew this Agreement. Executive shall perform the duties normally performed by a Chief Executive Officer and President. During the Employment Period, Executive shall serve as a director of the Company; provided, however, that upon termination of employment for any reason, Executive shall immediately resign as a director.

        2. Extent of Services. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company, shall use his best efforts to advance the best interests of the Company, and shall not engage in outside business activities that interfere with the performance of his duties hereunder. Nothing in this Agreement shall preclude executive from serving on Boards of Directors or making investments in other companies and participating in charitable or community activities that do not substantially interfere with his duties and responsibilities hereunder or conflict with the interest of the Company.

        3.     Compensation.

               a. Base Salary. The Executive shall receive a base salary at the rate of $225,000 per year ("Base Salary") payable in equal periodic payments, which payments shall be made no less frequently than monthly during the period of the Executive's employment hereunder.





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               b. Annual Bonus. In addition to Base Salary, the Executive will be entitled to receive, as additional compensation, an annual bonus at the discretion of the Compensation Committee of the Board of Directors. The annual bonus to which the Executive is entitled shall be based upon the extent to which the Executive meets the performance criteria established for each year by the Compensation Committee in its sole discretion, but to be established prior to or within the first 90 days of each performance period. These performance criteria are as initially set forth on Exhibit A hereto and may be amended on an annual basis by the Compensation Committee.

               c. Expenses. During the term of his employment hereunder, the Executive shall be entitled to be reimbursed (in accordance with the policies and procedures established by the Board of Directors of the Company) for all reasonable expenses incurred by him in performing services hereunder, provided that the Executive properly accounts therefor in accordance with the Company's policy. In addition, during the Employment Period, the Executive shall (i) be reimbursed for monthly dues for membership in one country club of his choosing and (ii) be entitled to a reasonable monthly vehicle allowance.

               d. Participation in Benefit Plans. Executive shall be entitled to participate in or receive benefits under the Company's executive benefit plans and arrangements, including life and disability insurance, in effect on the date hereof that are generally made available to all senior executives of the Company on terms at least as favorable as those offered to other senior executives of the Company. In addition, the Company may elect to obtain key-man life insurance coverage on the Executive, and the Executive agrees to submit to any medical examination that is reasonably required for underwriting purposes. At a minimum, the Company shall obtain for the Executive (i) disability coverage to replace Executive's Base Salary for the entire period of his disability and (ii) life insurance of $500,000.

        4.     Termination.

               a. Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full time basis for 90 consecutive business days, the Company may terminate its obligations hereunder, except for those obligations set forth in Section 5(b) hereof. The determination of whether the Executive is disabled due to physical or mental illness shall be made by a licensed physician satisfactory to the Executive and to the Company.

               b. Termination Upon Death. If the Executive should die during the term of this Agreement, the Company's obligations under this Agreement shall cease, except for those obligations set forth in Section 5(c) hereof, and the Executive's employment shall be terminated.

               c. Termination by the Company. The Company may terminate the Executive's employment hereunder at any time with or without Cause. For the purposes of this Agreement, "Cause" shall mean any act that has a material adverse effect upon the Company, and that constitutes on the part of the Executive personal dishonesty, willful misconduct, repeated and intentional failure to perform his duties hereunder, willful violation of any law, governmental rule or regulation (other


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than traffic violations or misdemeanors that do not adversely impact Executive's ability to perform his duties hereunder), or final cease and desist order, or material breach of this Agreement and failureto cure such violation or breach
(if such violation or breach is curable) within fifteen days of receipt by Executive of written notice thereof by the Company, in each case as reasonably determined by the Company's Board of Directors after a diligent and good faith inquiry.

               d. Termination by Executive. Executive may terminate this Agreement on two weeks' notice, and the Company shall have no obligations to Executive except as set forth in Section 5(d) hereof; provided, however, if Executive terminates this Agreement for Good Reason (as defined in Section 6(a)(i)(A),(B) or (C) below), but whether or not a Change of Control (as hereinafter defined in Section 6) has occurred, Executive shall receive the payments and benefits as set forth in Section 5(a) below.

               e. Notice of Termination. Any termination by the Company pursuant to Section 4(a) or termination without Cause pursuant to Section 4(c) shall be communicated by written notice of termination to Executive at least 60 days prior to the termination date. Notice of termination with Cause shall be effective upon delivery.

        5. Compensation on Termination of Employment (Except Within Six Months Prior to or Two Years Following a Change of Control). This Section 5 shall apply to termination of the Executive's employment more than six months prior to a Change of Control and to termination of the Executive's Employment after more than two years following a Change of Control. This Section 5 shall not apply to termination of Executive's employment during the Change of Control Period (as hereinafter defined in Section 6):

               a. If Executive's employment is terminated by the Company other than for disability, death or Cause (as such term is defined in Section 4(c) hereof), Executive shall receive such payments, if any, under applicable plans or programs, including but not limited to those referred to in Sections 3(c) and
(d) hereof, to which he is entitled pursuant to the terms of such plans or programs, and any unpaid payments of Base Salary previously earned, bonus awarded and expense incurred for which Executive is entitled to reimbursement hereunder. If Executive is terminated under this Section 5(a), Executive shall also be entitled to receive (i) an amount (the "Termination Amount") in lieu of any other cash compensation beyond that provided in the immediately preceding sentence, which Termination Amount shall be equal to the greater of (x) two times Executive's annual Base Salary and bonuses paid or owed Executive during the twelve-month period preceding the date of termination and (y) Base Salary payable over the then remaining balance of the employment term, in either case, payable in installments as normal payroll over the 24 months following such termination of employment (or, if longer, the remaining balance of the employment term); and (ii) continued coverage for the same period that the Termination Amount is payable under any employee medical, disability and life insurance plans in accordance with the respective terms thereof (other than the requirement of continued employment).



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               b. If the Executive's employment is terminated in accordance with
Section 4(a) as a result of disability due to physical or mental illness, the Executive shall receive or commence receiving, as soon as practicable:

                  (i) the actual bonus, if any, he would have received in respect of the fiscal year in which his termination occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until termination and the denominator of which is 365, payable at the same time as bonuses are paid to other executives; and

                  (ii) accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 3(c) and (d) hereof, to which he is entitled pursuant to the terms of such plans or programs.

                  (iii) continued payment of periodic Base Salary until the date that Executive becomes eligible for long-term disability benefits described in Section 3(d) hereof unless the Executive is otherwise eligible to receive benefits under a short-term disability program maintained by the Company.

               c. If the Executive's employment shall be terminated because of the Executive's death, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable:

                  (i) the actual bonus, if any, he would have received in respect of the fiscal year in which his death occurs, prorated by a fraction, the numerator of which is the number of days of the fiscal year until his death and the denominator of which is 365, payable at the same time as bonuses are paid to other executives; and

                  (ii) accrued but unpaid Base Salary and such payments under applicable plans or programs, including but not limited to those referred to in Sections 3(c) and (d) hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

               d. If the Executive's employment shall be terminated with Cause or if the Executive voluntarily terminates his employment for any reason, other than Good Reason as described in Section 6(a)(i)(A), (B) or (C), the Company shall pay the Executive his Base Salary earned through the date on which his employment is terminated and the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by law.

        6. Compensation on Termination of Employment Within Six Months Prior to or Two Years Following A Change of Control. This Section 6 shall apply to termination of Executive's


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employment during the "Change of Control Period" (as defined in this Section 6).
This Section 6 shall not apply to termination of Executive's employment more than six months prior to a Change of Control or more than two years following a Change of Control:

               a.      Definition of Certain Terms.

                       (i) "Good Reason" shall mean the occurrence or continuation, without consent of Executive, after a Change of Control, of any of the following events within the Change of Control Period:

                              (A) the assignment to Executive of any duties inconsistent with the customary powers of Chief Executive Officer, President and Director, or an adverse change in the status, position or conditions of Executive's employment or the nature of Executive's responsibilities in effect immediately prior to such Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions;

                              (B) a reduction by the Company in Executive's Base Salary as in effect immediately prior to such Change of Control or a material reduction in the benefits provided in Section 3(c) and
         Section 3(d) of this Agreement;

                              (C) the relocation of Executive's principal office to a location outside a 35 mile radius from Executive's principal office immediately prior to such Change of Control, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to such Change of Control;

                              (D) the failure by the Company to continue in effect any benefit or compensation plan in which Executive participates immediately prior to the Change of Control which is material to Executive's total compensation, including but not limited to any stock option, employee stock ownership, bonus, insurance, disability and vacation plans which the Company currently has or any substitute or additional plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan or plans) has been made with respect to such plan, or the failure by the Company to continue Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants, as in existence immediately prior to such Change of Control; or

                              (E) the failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement as contemplated herein.

                                      (ii)   A "Change of Control" shall be
                  deemed to have taken place if (A) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, other than Company or a wholly-owned



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                  subsidiary thereof or any employee benefit plan of Company or any of its it subsidiaries, becomes the beneficial owner of the Company securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an in issuance of securities initiated by the Company in the ordinary course of business); or (B) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or (C) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

                                      (iii) "Change of Control Period" shall
                  mean the six month period before or the two year period following a Change of Control.

                                      (iv) "Change of Control Severance
                  Benefits" shall mean all of the following payments:

                                           (A) any installments of Executive's
                           Base Salary through the date of termination of employment at the rate in effect at the time the Notice of Termination is given; and

                                           (B) the Special Termination Payment.

                                      (v) "Change of Control Date" shall mean
                  the date on which a Change of Control occurs.

                                      (vi) "Notice of Termination" shall refer
                  to written notice described in Section 2(d) indicating the specific termination provision of this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Executive's employment under the provision so indicated and stating the date of termination.

                                      (vii) "Special Termination Payment" shall
                  mean an amount payable in a single lump sum equal to the product of (x) the sum of the Executive's


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                  maximum annual salary paid during the five year period
                  preceding the date of termination (inclusive of bonuses paid or owed to Executive during the 12-month period preceding the date of termination, but excluding unearned bonuses negotiated by Executive at the time of Executive's employment with the Company), multiplied by (y) the number three.

                       b. Termination Not Giving Rise To Special Termination Payments or Medical Benefits. If Executive's employment is terminated during the Change of Control Period for Cause (as defined in Section 4(c), or on account of disability (as determined in accordance with Section 4(a)), or if Executive dies during the Change of Control Period, or if Executive terminates Executive's employment during the Change of Control Period without Good Reason, the Company shall pay to Executive any installments of Executive's Base Salary as then in effect that would otherwise be due through the date on which Executive's employment is terminated. The Company shall then have no further obligations to the Executive under this Agreement (unless accrued under the Company's benefit plans) except that in the event of termination by death, the Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable to the Executive under
        Section 5(c), and except that in the event of termination by disability, the Executive shall be paid such amounts as Executive is entitled to receive under Section 5(b) and except for payment of such amounts as may be required pursuant to Sections 7 and 12 hereof.

                       c. Termination Giving Rise to Change of Control Severance Benefits. If the Executive's employment is terminated by the Company during the Change of Control Period for any reason other than Cause, death of the Executive or disability, or if the Executive terminates his employment during the Change of Control Period for Good Reason, then Executive shall be entitled to receive the Change of Control Severance Benefits, all of which shall be paid to Executive within ten days following the date of termination.

                       d. Notice of Termination. Any termination of Executive's employment by the Company or by Executive pursuant to this Section 6 shall be communicated by written notice of termination (the "Notice of Termination") to the other party hereto 90 days in advance of any such termination, which shall indicate the specific termination provision in the Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment and shall state the date of termination.

                       e. Special Rule Applicable to Termination Within Six Months Prior to a Change of Control. Upon any termination of Executive's employment prior to a Change of Control, Executive shall be entitled to receive amounts as specified in Section 5 of this Agreement. If, subsequent to such termination, a Change of Control occurs within six months following the date of such termination, then the Executive shall be entitled to receive amounts as specified in this Section 6, subject to a reduction for any amounts previously paid by the Company to Executive pursuant to Section 5 hereof.



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        7.     Tax Reimbursement Payment.

               a.      Definition of Certain Terms.

                       (i) The "Tax Firm" shall refer to the independent accounting firm which is advising the Company immediately prior to the change in control which gives rise to payments under this Section 7, or legal or tax counsel which, in all cases, is acceptable to the Company and the Executive.

                       (ii) The "Additional Amount" shall mean an amount payable to the Executive under the conditions specified in Section 7(b) and determined as provided in Section 7(b).

                       (iii) The "Change of Control Year" shall mean the calendar year during which occurs the change in control.

                       (iv) The "Code" shall mean the Internal Revenue Code of 1986, as amended.

                       (v) An "Excess Parachute Payment" shall mean any payment, benefit or any portion thereof, whether under this Agreement or as a result of Executive's participation in any of the Company's stock option or employee incentive plans, which would be an "excess parachute payment" within the meaning of
                              Section 280G(b) of the Code, and which would result in the imposition of an excise tax on the Executive under Section 4999 of the Code.

               b. Payment of Additional Amount. Notwithstanding anything to the contrary contained in this Agreement, in any plan of the Company, or in any other agreement or understanding, following a "change in control" (as defined in Section 280G of the Code) will pay to the Executive, at the times herein specified, an amount (the "Additional Amount") equal to the excise tax under
Section 4999 of the Code, if any, incurred or to be incurred by the Executive by reason of the payments under this Agreement, acceleration of vesting of stock options, stock appreciation rights or restricted stock granted under the Company's various stock option, stock appreciation or other employee incentive plans, or payments under any other plan, agreement or understanding between the Executive and the Company, constituting Excess Parachute Payments, plus all excise taxes and federal, state and local income taxes incurred or to be incurred by the Executive with respect to receipt of the Additional Amount. Attached hereto as Exhibit B is an example illustrating the computation of the Additional Amount.

               c. Opinion of Tax Firm. All determinations required to be made regarding the Additional Amount, including whether payment of any Additional Amount is required and the amount of any Additional Amount, shall be made by the Tax Firm, which shall provide detailed



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support calculations to the Company and the Executive on or before the last day of the Change of Control Year. In computing taxes, the Tax Firm shall use the highest marginal federal, state and local income tax rates applicable to single taxpayers for the year in which the Additional Amount is to be paid (unless, within 30 days after the occurrence of the change in control the Executive specifies in writing to the Company his marginal tax rate) and shall assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability.

               d. Time of Payment of Additional Amount. The portion of the Additional Amount based on the excise tax as determined by the Tax Firm to be due for the Change of Control Year shall be paid to the Executive no later than March 1 immediately following the end of the Change of Control Year. The portion of the Additional Amount based on the excise tax as determined by the Tax Firm to be Due for each calendar year following the Change of Control Year shall be paid to the Executive on or before March 1 immediately following the end of each such calendar year. If the Company determines that the excise tax for any year will be different from the amount originally calculated in the report of the Tax Firm delivered at the end of the Change of Control Year, then the Company shall provide to the Executive detailed support calculations by the Tax Firm specifying the basis for the change in the Additional Amount.

        8. Binding Agreement. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Company may assign its rights and delegate its duties under this Agreement at any time, without the consent of Executive, to one or more affiliates of the Company.

        9. Non-Competition; Non-Solicitation. For a period of three years following Executive's termination of employment, the Executive will not, directly or indirectly, within the territorial limits of the United States of America, without the prior written consent of the Company (i) directly or indirectly, either as principal, manager, agent, consultant, officer, shareholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business in competition with the business of providing transaction outsourcing services to government entities in which the Company participated on the date of termination of employment; or (ii) recruit or hire or solicit for business any person who, during the 12-month period preceding the date of recruitment or hiring or solicitation, was an executive, customer, or client of the Company or any of its subsidiaries or affiliates. Nothing herein shall prohibit the Executive from acquiring a passive investment in a publicly-held company of up to 1% of the outstanding common shares thereof.

        10.    Unauthorized Disclosure.

               a. During the period of his employment hereunder, the Executive shall not, without the prior written consent of the Company, disclose to any person, other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, or any of its subsidiaries or affiliates (including any


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attorney, accountant, or financial advisor to Executive), any confidential information obtained by him while in the employ of the Company, or its subsidiaries or affiliates, with respect to any of the Company's (or any subsidiary's) products, services, improvements, designs, methodologies, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, or policies, the disclosure of which he knows, or should have reason to know, could be damaging to the Company or its subsidiaries or affiliates. Following the termination of employment hereunder, the Executive shall not disclose any confidential information of the type described above except as may be required by order of court in connection with any judicial or administrative proceeding or inquiry; provided, however, nothing contained in this Section 10 shall apply to any knowledge or information that (1) is generally available to the public or becomes generally available to the public other than as a result of a disclosure in violation hereof by Executive, (2) prior to its disclosure, was available to Executive prior to his association with the Company or (3) becomes available to Executive from a source other than the Company or any of its Representatives, provided that such source is not, to Executive's knowledge, bound by a confidentiality agreement with respect to such information. For purposes of this Agreement, the term "Representatives" shall mean the Company's directors, officers, employees, attorneys, accountants and others engaged by the Company or intended to be engaged by the Company to advise it.

               b. The foregoing provision of this Section 10 shall be binding upon the Executive's heirs, successors, and legal representatives.

        11. Injunction. The Executive acknowledges and agrees that, in the event of a breach of Section 9 or Section 10 hereof by the Executive, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the parties agree that in the event of such a breach, the Company shall be entitled to injunctive relief against the Executive, in addition to any other remedies or damages available to it.

        12.    Indemnification.

               a. In the event that an excise tax is ever assessed by the Internal Revenue Service against the Executive (or if the Company and the Executive mutually agree that an excise tax is payable) by reason of any payment under this Agreement, acceleration of vesting of stock options, stock appreciation rights or restricted stock granted under the Company's stock option, stock appreciation or other employee incentive plans, or payments under any other plan, agreement or understanding between the Executive and the Company, constituting Excess Parachute Payments, and if such excise tax was not included in the determination by the Tax Firm of the Additional Amount that has been actually paid to the Executive, the Company agrees to indemnify the Executive by paying to the Executive the amount of such excise tax, together with any interest and penalties, including reasonable legal and accounting fees and other out-of-pocket expenses incurred by the Executive, attributable to the failure to pay such excise tax by the date it was originally due, plus all federal, state and local income taxes incurred with respect to payment of the excise tax calculated in a manner analogous to Exhibit B. Upon Executive's receipt from the Internal Revenue Service ("IRS") of any deficiency notice, notice of assessment or any other written



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        communication relating to the excise tax on an Excess Parachute Payment,
        Executive shall give notice thereof to the Company within ten business days of Executive's actual receipt thereof. In the event of any dispute concerning the potential excise tax (including any administrative proceedings within the IRS or court proceedings), the Company, as the indemnifying party. shall be entitled to assume the defense of such a dispute or proceeding, no compromise or settlement of such claim may be effected without the Company's and Executive's mutual consent (which consents shall not be unreasonably withheld) and the Company shall have no liability with respect to any compromise or settlement of such claims effected without its consent, unless such consent has been unreasonably withheld. In addition, in the event the Company assumes defense of any proceeding, the Executive shall not be entitled to indemnification for outside legal fees and expenses independently incurred by Executive after the date on which the Company assumed such defense. This indemnification obligation shall survive the termination of the Agreement and shall apply to all such excise taxes on Excess Parachute Payments, whether due before or after termination of employment.

               b. If the excise tax for any year which is actually imposed on the Executive is finally determined to be less than the amount taken into accounting the calculation of the Additional Amount that was paid to the Executive pursuant to Section 7, then the Executive shall repay to the Company, at the time that the amount of such reduction in excise tax is finally determined, the portion of the Additional Amount attributable to such reduction (including the portion of the Additional Amount attributable to the excise tax and federal and state income taxes imposed on the Additional Amount being repaid by the Executive, to the extent that such repayment results in a reduction in such excise tax, federal or state income tax).

        13. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or, if mailed by United States registered mail, return receipt requested, postage prepaid, three days following the date of mailing addressed as follows:

        If to the Executive:

               Richardson M. Roberts
               ____________________________
               ____________________________

               with a copy to:

               Waller Lansden Dortch & Davis, PLLC
               511 Union Street, Suite 2100
               Nashville, Tennessee 37219
               Attn: Howard H. Herndon


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        If to the Company:

               G-Link Corporation
               3841 Green Hills Village Drive, Suite 400
               Nashville, Tennessee  37215
               Attn: Nollie Peeler

               with a copy to:

               Bass, Berry & Sims PLC
               2700 First American Center
               Nashville, Tennessee 37238
               Attn: F. Mitchell Walker, Jr.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        14. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as shall be required pursuant to any law or government regulation or ruling.

        15. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then both parties shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives. The foregoing notwithstanding, if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.

        16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to the choice of laws principles thereof.

        17. Amendment; Modification; Waiver. This Agreement may be amended only by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        18. Binding Effect. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided for herein. Without limiting the generality of the foregoing, Executive's right to receive payments hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 18, the Company shall not have any liability to pay any amount so attempted to be assigned, transferred, or delegated.

        19. Entire Contract. Except as otherwise set forth herein, this Agreement constitutes the entire agreement and supersedes all other prior or contemporaneous agreements, employment contracts, and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.

        20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.



      [Remainder of page left intentionally blank; signature page follows]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   G-LINK CORPORATION


                                   By: /s/ Mark McDonald
                                       -------------------------------
                                   Title: /s/ Chairman
                                          ----------------------------



                                   /s/ Richardson M. Roberts
                                   -----------------------------------
                                   Richardson M. Roberts

                                    EXHIBIT A

                                 BONUS CRITERIA

1. Conduct bi-weekly management meetings with Chairman and senior executive staff.
2. Assemble management team.
3. Complete financings as directed by the Board of Directors.
4. Position Company to achieve strategic alternatives, including an initial public offering, strategic transaction or strategic alliances.
5. Maintain financial stability of Company.

                                    EXHIBIT B

                        COMPUTATION OF ADDITIONAL AMOUNT

1.      Excess Parachute Payment Subject to Excise Tax                          $  50,000
2.      Excise Tax on Item 1 @ 20%                                              $  10,000
3.      Additional Amount Under Agreement*                                      $  24,752
4.      Verification of Additional Amount:
         A)       Excise Tax on additional $24,752 @ 20%                        $   4,950
         B)       Federal Income Tax on $24,752:
                  i)       Additional Income                      $  24,752
                  ii)      State Income Tax Deduction                     0
                                                                  ---------
                  iii)     Net Additional Federal
                           Taxable Income                            24,752

                  iv)      Federal Income Tax @ 39.6%                           $   9,802
         C)       Total Taxes on Additional Amount (Line 4A + Line 4B (iv))     $  14,752
         D)       Net amount Available to Key Employee to
                  Pay Excise Tax in line 2 ($24,752 - $14,752)                  $  10,000

-------------------

       * The formula used to compute the Additional Amount is to divide the initial excise tax amount (line 2) by a percentage equal to 100% less the sum of the excise tax percentage plus the state income tax percentage, plus the federal tax percentage less a percentage determined by multiplying the federal tax percentage times the state tax percentage. Thus, in the example above, the following percentages should be subtracted from 100%.

       1)     Excise Tax Percentage                             20.00%
       2)     Assumed State Tax Percentage - Tennessee           0.00%
       3)     Federal Income Tax Percentage -                   39.60%
                                                                ------
              Total                                             59.60%
              Less 39.6% Times 0% (Deduction for state income
              tax = 0 in Tennessee)                                      0.00%
                                                                         -----
                                                                59.60%

The resulting percentage of 100% - 59.60% = 40.40% is divided into $10,000. $10,000/.4040 = $24,752.